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                                                                    Exhibit 99.1


WAKE FOREST BANCSHARES, INC.
302 S. BROOKS STREET
WAKE FOREST, NORTH CAROLINA 27587
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FOR IMMEDIATE RELEASE                       CONTACT:       ROBERT C. WHITE, CEO
OCTOBER 25, 2005                                           (919)-556-5146

                          WAKE FOREST BANCSHARES, INC.
                           ANNOUNCES YEAR END RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE) parent company of Wake Forest Federal Savings and Loan Association, announced today that the Company reported earnings of $1.32 million or $1.13 per share for the year ended September 30, 2005, compared to earnings of $1.09 million or $0.94 per share in 2004. The Company's earnings per share growth exceeded 20% for the current year. Earnings for the fourth quarter were reported at $325,000 or $0.28 per share versus $312,000 or $0.27 per share for the fourth quarter a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, was pleased to point out that the Company's year end results exceeded the Company's budgetary expectations and were surpassed only by the Year 2000 earnings as the best in the Company's 83 year history. He stated that a primary reason for the earnings improvement was that the Company's interest rate margins have expanded as the Federal Reserve raised rates eight times over the past twelve months. A significant portion of the Company's loans have either shorter maturities or variable rates and therefore the portfolio reacts fairly quickly to movements in the prime rate. The Company's net interest margin was 3.75% during the current year compared to a margin of 3.41% for the year 2004. Lending in general remains favorable, however the Company's construction lending activity was somewhat less during 2005 from a record breaking year in 2004, and contributed to a decline in total loans outstanding for the year. However, the Company achieved deposit growth of almost 16% during the current year.

The Company had previously announced a quarterly dividend of $0.15 per share for shareholders of record as of September 30, 2005, payable on October 10, 2005. The current dividend represents the 38th consecutive quarterly dividend paid by the Company.


Wake Forest Bancshares Inc.'s return on average assets was 1.38% for the current year and exceeded its ROA of 1.26% for 2004. The Company's efficiency ratio during 2005 was a relatively low 36% as compared to industry-wide peer groups and declined from 40% in the prior year. Total assets of the Company amounted to $99.7 million at September 30, 2005. Total net loans receivable and deposits outstanding at September 30, 2005 amounted to $73.9 million and $80.9 million, respectively.

Wake Forest Bancshares, Inc. has 1,152,761 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal from its office in Wake Forest, (Wake County), North Carolina.